Exhibit 1

                                 PROMISSORY NOTE
                                 ---------------


$2,177,356.00             Oklahoma City, Oklahoma            September 30, 2005

      FOR VALUE RECEIVED, Jerry D. Cash and Sherrie Cash ("Borrower"), jointly and severally, promise to pay to the order of Douglas L. Lamb, or his successors or assigns ("Lender"), the principal sum of Two Million One Hundred Seventy-seven Thousand, Three Hundred Fifty-six DOLLARS ($2,177,356.00) together with interest thereon at the rate of six percent (6%) per annum.

      Lender is  acting as  nominee  and  agent  for the  following  principals:
Douglas L. Lamb, Marsha K. Lamb, Bonanza Energy Corporation of Kansas, Lamb Family Limited Partnership, and Crown Properties, LC.

      The entire principal balance and any unpaid interest under this note shall be payable upon the earlier of the following maturity dates: (a) an Event of Default as defined in the Pledge Agreement between Borrower and Lender; or (b) on September 30, 2006.

      The obligations under this note shall be secured by all of Borrower's 2,121,146 shares of Quest Resource Corporation (evidenced by certificate #8775) as provided in the Pledge Agreement between Borrower and Lender.

      If the principal and interest is not paid when due, then the holder of this Note shall have the right and option to declare, without notice to Borrower, that the unpaid balance of principal and accrued interest on this Note is due and payable, and to foreclosure or require foreclosure of any and all collateral securing payment hereof, and to exercise any and all of the rights and remedies the holder may have under the Kansas uniform commercial code or any other instrument. Failure to exercise this option upon failure to make such payment shall not constitute a waiver of the right to exercise it at any future date.

      All amounts paid hereunder shall be applied first to all interest then accrued and unpaid hereunder, and the balance, if any, to principal. All past due principal and interest on this Note shall bear interest at 15% per annum from maturity until paid. All sums called for, payable, or to be paid hereunder shall be paid in lawful money of the United States of America which at the time of payment is legal tender for the payment of public and private debts therein.

      If default is made in the payment of this Note at maturity (regardless of how its maturity may be brought about) or the same is placed in the hands of an attorney for collection, or if suit is filed hereon, or proceedings are had in bankruptcy, probate, receivership, reorganization, or other judicial proceedings for the establishment of collection of any amount called for hereunder, or any amount payable or to be payable hereunder is collected through any such proceedings, Borrower agrees to pay the holder of this Note a reasonable amount as attorney's and/or collection fees and expenses.

      The obligations of each Borrower shall be joint and several.


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      Borrower  hereby  waives  presentment  and demand for  payment,  notice of intent to accelerate maturity, notice of acceleration of maturity, protest or notice of protest and non-payment, bringing of suit and diligence in taking any action to collect any sums owing hereunder and in proceeding against any rights and properties at any time securing payment hereof, and agrees that its liability on this Note shall not be affected by any release of or change in any security for the payment of this Note.

      This note shall be governed by the laws of the State of Kansas. The undersigned shall be jointly and severally liable for the obligations under this note.

      EXECUTED as of the date and year first above written.



                               BORROWER



                               /s/ Jerry D. Cash
                               ------------------------------------
                               Jerry D. Cash


                               /s/ Sherry J. Cash
                               ------------------------------------
                               Sherry J. Cash




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